August 2008 Preliminary Terms No. 716 Registration Statement No. 333-131266 Dated July 24, 2008 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Currencies

BRIC Currency-Linked “Jump” Capital Protected Notes due August 31, 2011
Based on the Performance of a Basket of Four Emerging Markets Currencies Relative to the U.S. Dollar
Brazilian real + Russian ruble + Indian rupee + Chinese renminbi
Currency-Linked “Jump” Capital Protected Notes provide investors with exposure to an individual currency or a basket of currencies with no downside risk to the initial investment.  The “Jump” feature provides investors with the opportunity to earn an enhanced minimum return if the underlying currency or basket of currencies appreciate at all.  They are for investors who are concerned about principal risk and who are willing to forgo market interest rates in exchange for principal protection and uncapped upside exposure to the underlying currency or basket of currencies.

SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per note
Pricing date:	August , 2008
Original issue date:	August , 2008 (5 business days after the pricing date)
Maturity date:	August 31, 2011
Principal protection:	100%
Interest:	None
Issuer call right:	None
Basket:	Basket Currencies	Weighting	Initial Exchange Rate
Brazilian real (“BRL”)	25.00%
Russian ruble (“RUB”)	25.00%
Indian rupee (“INR”)	25.00%
Chinese renminbi (“CNY”)	25.00%
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:
If the basket performance is greater than zero, the greater of:
(i)  the jump amount, and
(ii) $1,000 times (x) basket performance times (y) participation rate
If the basket performance is less than, or equal to, zero:
$0

Basket performance:	Sum of the currency performance values of each of the basket currencies
Currency performance value:	With respect to each basket currency: currency performance x weighting
Currency performance:	With respect to each basket currency: (initial exchange rate / final exchange rate) – 1
Jump amount:	$350
Participation rate:	100%
Initial exchange rate:	The exchange rate on the pricing date
Final exchange rate:	The exchange rate on the valuation date
Exchange rate:	With respect to each basket currency, the rate for conversion of such basket currency into one U.S. dollar, as determined by reference to the applicable reference source described herein.
Valuation date:	August 22, 2011
CUSIP:	617482AL8
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to public(1)	Agent’s commissions(1)(2)	Proceeds to company
Per Note	100%	2%	98%
Total	$	$	$

(1)  The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $992.50 per note.  Please see “Syndicate Information” on page 7 for further details.

(2)  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for Currency-linked Capital Protected Notes dated May 22, 2008
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB0508001

BRIC Currency-Linked "Jump" Capital Protected Notes due August 31, 2011
Based on the Performance of a Basket of Four Emerging Markets Currencies Relative to the U.S. Dollar

Investment Overview

The BRIC Currency-Linked “Jump” Capital-Protected Notes due August 31, 2011 (the “notes”), issued by Morgan Stanley, provide investors with an opportunity to gain direct exposure to a basket of four emerging markets currencies with no downside risk to principal.

If at maturity, the equal-weighted basket of four emerging markets currencies (the “basket”) has appreciated at all relative to the U.S. dollar, the investment will return a minimum of 35% ($350) in addition to the par amount.  If the basket has appreciated by greater than 35%, the investment return is 1:1 upside participation (e.g. a 50% appreciation will return par plus 50% ($500) at maturity, or $1,500 per note).  If the basket has not appreciated or has depreciated, the investment will return par at maturity.  There will be no interest payments on the notes.

Maturity:	3 years
Protection at maturity:	100%
Payment at maturity:
(i)    If the basket appreciates at all Þ par plus a minimum 35% return
(ii)   If the basket appreciates by more than 35% Þ
       par plus 100% of the positive performance of the basket
(iii)  If the basket does not appreciate or depreciates Þ par

Basket Overview

Basket Currency	Weighting	Quotation Convention
Brazilian real (“BRL”)	25.00%	units of BRL / 1 USD
Russian ruble (“RUB”)	25.00%	units of RUB / 1 USD
Indian rupee (“INR”)	25.00%	units of INR / 1 USD
Chinese renminbi (“CNY”)	25.00%	units of CNY / 1 USD

Basket Historical Performance January 1, 2003 to July 21, 2008

The graph sets forth the historical performance of the basket relative to the U.S. dollar for the period from January 1, 2003 to July 21, 2008 and illustrates the effect of any offset and/or correlation among the basket currencies during such period.  The graph does not take into account the jump coupon or the participation rate on the notes, nor does it attempt to show your expected return on an investment in the notes at maturity.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether increases in the value of any of the basket currencies will be offset by decreases in the value of other basket currencies, based on their historical performance.

August 2008	Page 2

BRIC Currency-Linked "Jump" Capital Protected Notes due August 31, 2011
Based on the Performance of a Basket of Four Emerging Markets Currencies Relative to the U.S. Dollar

How Do Currency Exchange Rates Work?

▪	Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

▪
The basket represents the combined performance of the basket currencies relative to the U.S. dollar as expressed by the exchange rates of the basket currencies from the pricing date to the valuation date.

▪
The exchange rate for each of the basket currencies is expressed as the number of units of that currency per one U.S. dollar.  As a result, a decrease in an exchange rate of any of the basket currencies means that the relevant basket currency has appreciated / strengthened relative to the U.S. dollar.  This means that it takes fewer of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  Viewed another way, one unit of the basket currency can purchase more dollars on the valuation date than it could on the pricing date.  For example, the following illustrates an instance where BRL has strengthened relative to the U.S. dollar by 10%:

Pricing date = 1.600 BRL / 1 USD and Valuation date = 1.455 BRL / 1 USD

▪
An increase in an exchange rate of any of the basket currencies means that the relevant basket currency has depreciated / weakened relative to the U.S. dollar.  This means that it takes more of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  Viewed another way, one unit of the basket currency can purchase fewer dollars on the valuation date than it could on the pricing date.  For example, the following illustrates an instance where BRL has weakened relative to the U.S. dollar by 10%:

Pricing date = 1.600 BRL / 1 USD and Valuation date = 1.778 BRL / 1 USD

Actual exchange rates on the pricing date will vary.

August 2008	Page 3

BRIC Currency-Linked "Jump" Capital Protected Notes due August 31, 2011
Based on the Performance of a Basket of Four Emerging Markets Currencies Relative to the U.S. Dollar

Key Benefits

Exposure to currencies is a component of portfolio diversification.  Investors who believe they have underweight exposure to the foreign currencies in the basket, overweight exposure to the U.S. dollar, or those concerned about the risks associated with investing directly in currencies can use the notes to gain exposure to the basket currencies while protecting 100% of principal at maturity.

Access	▪ Exposure to an equally-weighted basket of the four BRIC emerging markets currencies ▪ Portfolio diversification from traditional fixed income / equity investments
Jump Coupon	▪ Minimum positive return of 35% ($350) if the basket has appreciated at all
Uncapped Participation	▪ Uncapped 1:1 upside participation (100%) in any basket appreciation greater than 35%
Protect Principal	▪ 100% principal protection at maturity regardless of the basket performance
Summary of Key Risks (see page 11)

▪	No interest payments and possibility of no return other than the return of principal

▪	Currency exchange risk

▪	Consisting entirely of emerging markets currencies, the basket is subject to an increased risk of significant adverse fluctuations.

▪	Government intervention could materially and adversely affect the value of the notes.

▪	Many unpredictable factors will affect the value of the notes.

▪	Even though the basket currencies trade around-the-clock, the notes will not.

▪	Changes in the value of one or more of the basket currencies may offset each other.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Economic interests of the calculation agent may be potentially adverse to the investors.

▪
The notes will not be listed on any securities exchange.  Secondary trading may be limited and you could receive less, possibly significantly less, than par if you try to sell your notes prior to maturity.

▪	Hedging and trading activity by affiliates of the issuer could adversely affect exchange rates of the basket currencies.

▪	Issuer credit ratings may affect the market value of the notes.

August 2008	Page 4

BRIC Currency-Linked "Jump" Capital Protected Notes due August 31, 2011
Based on the Performance of a Basket of Four Emerging Markets Currencies Relative to the U.S. Dollar

Fact Sheet
The notes offered are senior unsecured obligations of Morgan Stanley, will pay no interest and have the terms described in the accompanying prospectus supplement and prospectus as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each $1,000 stated principal amount of notes that the investor holds, the $1,000 stated principal amount plus the supplemental redemption amount, if any, based on whether the basket has appreciated relative to the U.S. dollar on the valuation date.  The notes offered are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing date:	Original issue date:	Maturity date:
August , 2008	August , 2008 (5 business days after the pricing date)	August 31, 2011
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Basket:	Basket Currencies	Weighting
	Brazilian real (“BRL”)	25.00%
	Russian ruble (“RUB”)	25.00%
	Indian rupee (“INR”)	25.00%
	Chinese renminbi (“CNY”)	25.00%
Issue price:	$1,000 per note (see “Syndicate Information” on page 7)
Stated principal amount:	$1,000 per note
Interest:	None
Issuer call right:	None
Denominations:	$1,000 and integral multiples thereof
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:
If the basket performance is greater than zero, the greater of:
(i)  the jump amount and
(ii) $1,000 times (x) basket performance times (y) participation rate
If the basket performance is less than, or equal to, zero:
$0

Basket performance:	Sum of the currency performance values of each of the basket currencies.

A depreciation of one or more basket currencies will partially or wholly offset any appreciation in any of the other basket currencies such that the basket performance as a whole may be less than or equal to zero, in which case you will only receive your principal back at maturity.

Currency performance value:	With respect to each basket currency, the weighted percentage appreciation or depreciation of such basket currency as represented by the following formula: currency performance x weighting
Currency performance:	With respect to the each basket currency: (initial exchange rate / final exchange rate) – 1
Jump amount:	$350
Participation rate:	100%
Initial exchange rate:	The exchange rate as posted on the applicable reference source on the pricing date
Final exchange rate:	The exchange rate as posted on the applicable reference source on the valuation date

Please see the definition of “exchange rate” under “Description of Currency-linked Capital Protected Notes – General Terms of the Notes – Some Definitions” in the accompanying prospectus supplement for currency-linked capital protected notes for a description of how the final exchange rate will be determined if the applicable reference source is unavailable and in certain other circumstances.

If any basket currency is lawfully eliminated, converted, redenominated or exchanged by the country that issued such basket currency after the pricing date, the calculation agent, in its sole discretion, will determine the final exchange rate (or make such adjustment to the initial exchange rate) in accordance with legal requirements and market practice on the valuation date.

Risk Factors:	Please see “Risk Factors” on page 11.
Exchange rate:	With respect to each basket currency, the rate for conversion of such basket currency into one U.S. dollar, as determined by reference to the applicable reference source described herein.
Reference source:	BRL: Reuters Page “BRFR” RUB: Reuters Page “EMTA” INR: Reuters Page “RBIB” CNY: Reuters Page “SAEC”
Valuation date:	August 22, 2011

August 2008	Page 5

BRIC Currency-Linked "Jump" Capital Protected Notes due August 31, 2011
Based on the Performance of a Basket of Four Emerging Markets Currencies Relative to the U.S. Dollar

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617482AL8
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  If the notes were priced on July 15, 2008, the “comparable yield” would be a rate of 5.6337% per annum, compounded semi-annually; however, the final comparable yield will be determined on the pricing date and may be different from the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a projected amount equal to $1,181.7537 due at maturity. The actual comparable yield and the projected payment schedule for the notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

	ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
	Original Issue Date through December 31, 2008	$18.9355	$18.9355
	January 1, 2009 through June 30, 2009	$28.7019	$47.6374
	July 1, 2009 through December 31, 2009	$29.5104	$77.1478
	January 1, 2010 through June 30, 2010	$30.3416	$107.4894
	July 1, 2010 through December 31, 2010	$31.1963	$138.6857
	January 1, 2011 through June 30, 2011	$32.0751	$170.7608
	July 1, 2011 through the Maturity Date	$10.9929	$181.7537

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments that will be made on a note.

	If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. Incorporated
Calculation agent:	Morgan Stanley Capital Services Inc.
Payment currency:	U.S. dollar
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in forwards and/or options contracts on the underlying currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging.  Such purchase activity could affect the exchange rates for the basket currencies, and, therefore, the exchange rates that must prevail with respect to the underlying basket on the valuation date before you would receive at maturity a payment that exceeds the principal amount of the notes.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

ERISA:	See “ERISA” in the accompanying prospectus supplement.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

August 2008	Page 6

BRIC Currency-Linked "Jump" Capital Protected Notes due August 31, 2011
Based on the Performance of a Basket of Four Emerging Markets Currencies Relative to the U.S. Dollar

Syndicate Information
Issue price of the notes	Selling concession	Principal amount of notes for any single investor
100%	2.000%	<$999K
99.625%	1.625%	$1MM-$2.99MM
99.4375%	1.4375%	$3MM-$4.99MM
99.25%	1.25%	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the notes distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

August 2008	Page 7

BRIC Currency-Linked "Jump" Capital Protected Notes due August 31, 2011
Based on the Performance of a Basket of Four Emerging Markets Currencies Relative to the U.S. Dollar

Payment at Maturity

At maturity, investors will receive $1,000 plus the supplemental redemption amount for each note they hold.

If the basket performance is:	The supplemental redemption amount will be:
greater than zero	The greater of: $350 and $1,000 x basket performance x participation rate
less than or equal to zero	$0 (Investors will only receive par at maturity)

Best Case Scenario	The basket appreciates and the notes return a minimum of 135% ($1,350) of par with the potential of a greater return.
Worst Case Scenario	The basket depreciates or does not appreciate and the notes redeem for par at maturity. This assumes the investment is held to maturity.

Note:

The potential for a greater return exists if the basket appreciates by more than 35%.  For example, if the basket performance is 50%, you would receive a 50% return on the investment, or $1,500.

There is no cap on your upside participation.  You will receive 100% of any basket appreciation above 35% and at least a 35% return if the basket performance is greater than zero.

If the basket performance at maturity is zero or negative, you will only receive par at maturity.

See “Hypothetical Payout on the Notes” for examples of how to calculate the payment at maturity.

August 2008	Page 8

BRIC Currency-Linked "Jump" Capital Protected Notes due August 31, 2011
Based on the Performance of a Basket of Four Emerging Markets Currencies Relative to the U.S. Dollar

Hypothetical Payout on the Notes

The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.

Below is one full example of how to calculate the basket performance based on the hypothetical data in the table below.  In addition, below are three payment-at-maturity examples.

How to calculate the basket performance:

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Approx. % Appreciation / Depreciation
BRL	25.00%	1.600	1.509	6%
RUB	25.00%	23.000	21.698	6%
INR	25.00%	43.000	40.566	6%
CNY	25.00%	6.820	7.104	-4%

Basket performance = Sum of currency performance values

[(Initial BRL exchange rate / Final BRL exchange rate) – 1]  x  25.00%, plus

[(Initial RUB exchange rate / Final RUB exchange rate) – 1]  x  25.00%, plus

 [(Initial INR exchange rate / Final INR exchange rate) – 1]  x  25.00%, plus

 [(Initial CNY exchange rate / Final CNY exchange rate) – 1]  x  25.00%

So, using the hypothetical exchange rates above:

[(1.600 / 1.509) –1] x 25.00%  = 1.5%, plus

[(23.000 / 21.698) –1] x 25.00%  = 1.5%, plus

 [(43.000 / 40.566) –1] x 25.00%  = 1.5%, plus

 [(6.820 / 7.104) –1]  x 25.00%  = –1.0%

equals

Basket performance   =   3.5%

The basket performance may be equal to zero or less than zero even though one or more basket currencies has strengthened relative to the USD over the term of the notes as this strengthening may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the USD of one or more of the other basket currencies. In this example, the appreciation of the Brazilian real, Russian ruble and the Indian rupee is moderated by the depreciation of the Chinese renminbi.

August 2008	Page 9

BRIC Currency-Linked "Jump" Capital Protected Notes due August 31, 2011
Based on the Performance of a Basket of Four Emerging Markets Currencies Relative to the U.S. Dollar

Payment at maturity examples

Example 1:  Basket performance is positive but less than or equal to 35%.  Investors receive a 35% return.

Hypothetical Basket Performance = 15%

Jump Amount = $350

Supplemental Redemption Amount = greater of:

•	$350; and

•	$1,000 x basket performance x participation rate

= $1,000 x 15% x 100% = $150

Because the basket performance is positive but less than 35%, you would receive a supplemental redemption amount of $350.  The total payment at maturity per note would be $1,350, which is the sum of the $1,000 principal amount per note and a supplemental redemption amount of $350.

Example 2:  Basket performance is positive and greater than 35%.  Investors receive greater than 35% return.

Hypothetical Basket Performance = 50%

Jump Amount = $350

Supplemental Redemption Amount = greater of:

•	$350; and

•	$1,000 x basket performance x participation rate

= $1,000 x 50% x 100% = $500

Because the basket performance is greater than 35%, you would receive a supplemental redemption amount that is greater than $350.  The total payment at maturity per note would be $1,500, which is the sum of the $1,000 principal amount per note and a supplemental redemption amount of $500.

Example 3:  Basket performance is negative or 0%.  Investors only receive par at maturity.

Hypothetical Basket Performance = − 5%

Supplemental Redemption Amount = $0

Because the basket performance is less than (or equal to) 0%, the supplemental redemption amount will be $0 and the total payment at maturity per note would only equal the $1,000 principal amount per note.

August 2008	Page 10

BRIC Currency-Linked "Jump" Capital Protected Notes due August 31, 2011
Based on the Performance of a Basket of Four Emerging Markets Currencies Relative to the U.S. Dollar

Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, you should consult with your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket currencies.  The following is a non-exhaustive list of certain key considerations for investors in the notes.  For a complete list of considerations and risk factors, please see the accompanying prospectus supplement and prospectus.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

▪
No interest payments and possibility of no return other than the return of principal.  The terms of the notes differ from ordinary debt securities in that no interest will be paid.  Because the supplemental redemption amount may equal zero, the overall return on the notes may be less than the amount that would be paid on an ordinary debt security of comparable maturity and you may only receive the principal amount of the notes you hold at maturity.

▪
Currency exchange risk. Fluctuations in the exchange rates between the U.S. dollar and the basket currencies will affect the value of the notes.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region.  Changes in exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the related countries.  Of particular importance to potential currency exchange risk are: (i) rates of inflation; (ii) interest rate levels; (iii) balance of payments; and (iv) the extent of governmental surpluses or deficits in the relevant foreign country and the U.S.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the U.S. and other countries important to international trade and finance.  The weakening of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the notes and the return on an investment in the notes.  If any basket currency is lawfully eliminated, converted, redenominated or exchanged by the country that issued such basket currency after the pricing date, the calculation agent will determine, in its sole discretion, the final exchange rate for such currency in accordance with legal requirements and market practice.  Such elimination, conversion, redenomination or exchange, or any subsequent adjustments to the final exchange rate by the calculation agent, could have a material adverse effect on the value of, or payment at maturity on, the notes.

▪
Consisting entirely of emerging markets currencies, the basket is subject to an increased risk of significant adverse fluctuations.  The notes are linked to the performance of a basket consisting solely of the BRIC currencies.  There is an increased risk of significant adverse fluctuations in the performance of the underlying basket as the BRIC currencies are currencies of less developed and less stable economies.  Currencies of emerging economies such as those of Brazil, Russia, India and China are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country or periods of inconvertibility, which may negatively affect the value of the notes.  Furthermore, there are specific risks related to each BRIC country.  In 1999, the Brazilian real suffered a currency crisis with significant devaluation.  Subsequently, the Central Bank of Brazil allowed the exchange rate to float freely, although subject to frequent intervention by the Central Bank of Brazil to manipulate the exchange rate of the Brazilian real for U.S. dollars.  Since then the exchange rate has fluctuated considerably.  In August 1998, the Russian ruble devalued significantly.  As Russia produces and exports large volumes of oil and gas, the Russian economy, and consequently the Russian ruble, are particularly sensitive to the price of oil and gas on the world market, and a decline in the price of oil and gas could have a significant negative impact on the Russian economy and the ruble.  Although the Indian rupee has increases in value recently due to an increase in foreign investment in India, from 1993 to 2003, the Indian rupee depreciated.  Since 1994, the Chinese government has used a managed floating exchange rate system, under which the People’s Bank of China (the “People’s Bank”) allows the renminbi to float against the U.S. dollar within a very narrow band around the central exchange rate that is published daily by the People’s Bank.  In July 2005, the People’s Bank revalued the renminbi by 2% and announced that in the future it would set the value of the renminbi with reference to a basket of currencies rather than solely with reference to the U.S. dollar.  To the extent that management of the renminbi by the People’s Bank has resulted in and currently results in trading levels that do not fully reflect market forces, any further changes in the government’s management of the

August 2008	Page 11

BRIC Currency-Linked "Jump" Capital Protected Notes due August 31, 2011
Based on the Performance of a Basket of Four Emerging Markets Currencies Relative to the U.S. Dollar

Chinese renminbi could result in significant movement in the value of the renminbi.  For a more complete explanation of these and other risk factors specific to each of the BRIC countries, please see “Annex I—Certain Additional Currency Exchange Rate Risks” in the prospectus supplement for Currency-Linked Capital Protected Notes, which can be accessed via the hyperlink on the cover of these preliminary terms.

A weakening in the exchange rate of any of the BRIC currencies relative to the U.S. dollar may have a material adverse effect on the value of the notes and the return on an investment in the notes.

▪
Government intervention could materially and adversely affect the value of the notes.  Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those issuing the basket currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the notes is that their trading value and amount payable could be affected by the actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders.

▪
Many unpredictable factors will affect the value of the notes.  These include: (i) exchange rates of the basket currencies; (ii) interest rate levels; (iii) volatility of the basket currencies; (iv) geopolitical conditions and economic, financial; regulatory, political, judicial or other events that affect foreign exchange markets; (v) the time remaining to the maturity; (vi) availability of comparable instruments; (vii) intervention by the governments of the related basket currencies; and (viii) the issuer’s creditworthiness.  In addition, currency markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government regulation and intervention.  As a result, the market value of the notes will vary and sale of the notes prior to maturity may result in a loss.

▪
Even though the basket currencies trade around-the-clock, the notes will not. Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the notes, if any, will not conform to the hours during which the underlying basket currencies are traded.  Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes.  Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.

▪
Changes in the value of one or more of the basket currencies may offset each other. A decrease in the value of one or more of the basket currencies may wholly or partially offset any increase in the value of the other basket currencies.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Morgan Stanley is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the notes as well as the projected profit included in the cost of hedging its obligations under the notes.  In addition, any such prices may differ from values determined by pricing models used by Morgan Stanley as a result of dealer discounts, mark-ups or other transaction costs.

▪
Economic interests of the calculation agent may be potentially adverse to the investors. The calculation agent is an affiliate of the issuer.  Any determinations made by the calculation agent may affect the payment to you at maturity.

▪
Secondary trading may be limited. The notes will not be listed on any securities exchange and there may be little or no secondary market.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily or at a price that you desire.  Morgan Stanley currently intends to act as a market maker for the notes but is not required to do so.

August 2008	Page 12

BRIC Currency-Linked "Jump" Capital Protected Notes due August 31, 2011
Based on the Performance of a Basket of Four Emerging Markets Currencies Relative to the U.S. Dollar

▪
Hedging and trading activity by affiliates of the issuer could adversely affect exchange rates of the basket currencies. Affiliates of the issuer will carry out hedging activities related to the notes (and possibly to other instruments linked to the basket currencies), including trading in futures, forwards and/or options contracts on the basket currencies and/or in other instruments related to the basket currencies.  Affiliates of the issuer also trade the basket currencies and other financial instruments related to the basket currencies on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could increase the value of the basket currencies and, as a result, could increase the value against the U.S. dollar at which the basket currencies must close on the valuation date before you receive a payment at maturity that exceeds the principal amount of the notes.

▪
Issuer’s credit ratings may affect the market value of the notes. Investors are subject to the credit risk of the issuer.  Any decline in the issuer’s credit ratings may affect the market value of the notes.

August 2008	Page 13

BRIC Currency-Linked "Jump" Capital Protected Notes due August 31, 2011
Based on the Performance of a Basket of Four Emerging Markets Currencies Relative to the U.S. Dollar

Historical Information

The following tables set forth the published high, low and end-of-quarter exchange rates for each of the basket currencies for each quarter in the period from January 1, 2003 through July 21, 2008.  The related graphs set forth each basket currency’s currency performance relative to the U.S. dollar for such period.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  We will not use Bloomberg to determine the applicable exchange rates.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies relative to the U.S. dollar, based on their historical performance.

BRL (BRL/USD)	High	Low	Period End
2003
First Quarter	3.6650	3.2610	3.3525
Second Quarter	3.3135	2.8385	2.8440
Third Quarter	3.0675	2.8155	2.9000
Fourth Quarter	2.9475	2.8310	2.8915
2004
First Quarter	2.9645	2.7820	2.8953
Second Quarter	3.2118	2.8755	3.0850
Third Quarter	3.0782	2.8505	2.8608
Fourth Quarter	2.8800	2.6530	2.6560
2005
First Quarter	2.7640	2.5665	2.6790
Second Quarter	2.6588	2.3325	2.3325
Third Quarter	2.4870	2.2140	2.2275
Fourth Quarter	2.3800	2.1615	2.3355
2006
First Quarter	2.3364	2.1040	2.1640
Second Quarter	2.3525	2.0555	2.1650
Third Quarter	2.2244	2.1230	2.1690
Fourth Quarter	2.2000	2.1310	2.1355
2007
First Quarter	2.1520	2.0395	2.0590
Second Quarter	2.0475	1.9025	1.9291
Third Quarter	2.0562	1.8330	1.8330
Fourth Quarter	1.8484	1.7355	1.7790
2008
First Quarter	1.8335	1.6625	1.7597
Second Quarter	1.7399	1.5907	1.6040
Third Quarter (through July 21, 2008)	1.6110	1.5822	1.5822

Brazilian real January 1, 2003 to July 21, 2008 (expressed as BRL per USD)

August 2008	Page 14

BRIC Currency-Linked "Jump" Capital Protected Notes due August 31, 2011
Based on the Performance of a Basket of Four Emerging Markets Currencies Relative to the U.S. Dollar

RUB (RUB/USD)	High	Low	Period End
2003
First Quarter	31.9550	31.3722	31.3862
Second Quarter	31.2865	30.3215	30.3655
Third Quarter	30.7254	30.2428	30.5870
Fourth Quarter	30.5212	29.2390	29.2425
2004
First Quarter	29.2425	28.4375	28.5190
Second Quarter	29.0825	28.5075	29.0697
Third Quarter	29.2755	28.9900	29.2229
Fourth Quarter	29.2210	27.7200	27.7200
2005
First Quarter	28.1950	27.4487	27.8621
Second Quarter	28.6800	27.7080	28.6300
Third Quarter	28.8312	28.1600	28.4977
Fourth Quarter	28.9814	28.4295	28.7414
2006
First Quarter	28.7414	27.6651	27.7049
Second Quarter	27.7165	26.7316	26.8455
Third Quarter	27.0500	26.6660	26.7958
Fourth Quarter	26.9846	26.1735	26.3255
2007
First Quarter	26.6019	25.9736	25.9880
Second Quarter	26.0408	25.6837	25.7428
Third Quarter	25.8933	24.8595	24.8595
Fourth Quarter	25.0523	24.2875	24.6345
2008
First Quarter	24.7885	23.4529	23.4935
Second Quarter	23.8952	23.3181	23.4450
Third Quarter (through July 21, 2008)	23.5231	23.1541	23.1820

Russian ruble January 1, 2003 to July 21, 2008 (expressed as RUB per USD)

August 2008	Page 15

BRIC Currency-Linked "Jump" Capital Protected Notes due August 31, 2011
Based on the Performance of a Basket of Four Emerging Markets Currencies Relative to the U.S. Dollar

INR (INR/USD)	High	Low	Period End
2003
First Quarter	48.0100	47.4700	47.4700
Second Quarter	47.4675	46.4025	46.4875
Third Quarter	46.4350	45.6950	45.7600
Fourth Quarter	45.9250	45.2150	45.6250
2004
First Quarter	45.6400	43.6000	43.6000
Second Quarter	46.2500	43.5375	46.0600
Third Quarter	46.4713	45.6650	45.9500
Fourth Quarter	45.9000	43.4600	43.4600
2005
First Quarter	43.9300	43.4200	43.7450
Second Quarter	43.8300	43.2900	43.4850
Third Quarter	44.1500	43.1750	44.0150
Fourth Quarter	46.3100	44.1275	45.0500
2006
First Quarter	45.0925	44.1175	44.6225
Second Quarter	46.3900	44.6012	46.0400
Third Quarter	46.9950	45.7700	45.9250
Fourth Quarter	45.9715	44.2600	44.2600
2007
First Quarter	44.6800	43.0450	43.4725
Second Quarter	43.2900	40.4850	40.7000
Third Quarter	41.3450	39.6900	39.7700
Fourth Quarter	39.8950	39.2500	39.4150
2008
First Quarter	40.7350	39.2650	40.1100
Second Quarter	43.1000	39.7850	43.0550
Third Quarter (through July 21, 2008)	43.3500	42.5200	42.7300

Indian rupee January 1, 2003 to July 21, 2008 (expressed as INR per USD)

August 2008	Page 16

BRIC Currency-Linked "Jump" Capital Protected Notes due August 31, 2011
Based on the Performance of a Basket of Four Emerging Markets Currencies Relative to the U.S. Dollar

CNY (CNY/USD)	High	Low	Period End
2003
First Quarter	8.2778	8.2766	8.2774
Second Quarter	8.2775	8.2768	8.2775
Third Quarter	8.2776	8.2766	8.2770
Fourth Quarter	8.2772	8.2765	8.2767
2004
First Quarter	8.2775	8.2766	8.2770
Second Quarter	8.2773	8.2765	8.2766
Third Quarter	8.2771	8.2765	8.2765
Fourth Quarter	8.2768	8.2763	8.2765
2005
First Quarter	8.2766	8.2763	8.2764
Second Quarter	8.2767	8.2763	8.2764
Third Quarter	8.2765	8.0871	8.0920
Fourth Quarter	8.0920	8.0702	8.0702
2006
First Quarter	8.0702	8.0172	8.0172
Second Quarter	8.0265	7.9943	7.9943
Third Quarter	8.0048	7.8965	7.9041
Fourth Quarter	7.9149	7.8051	7.8051
2007
First Quarter	7.8170	7.7257	7.7257
Second Quarter	7.7350	7.6132	7.6132
Third Quarter	7.6095	7.5036	7.5061
Fourth Quarter	7.5201	7.2971	7.2971
2008
First Quarter	7.3071	7.0105	7.0120
Second Quarter	7.0184	6.8543	6.8543
Third Quarter (through July 21, 2008)	6.8666	6.8109	6.8300

Chinese renminbi January 1, 2003 to July 21, 2008 (expressed as CNY per USD)

August 2008	Page 17